Exhibit 99.1

FOR IMMEDIATE RELEASE

April 25, 2013

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports First Quarter Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 126-year-old IBERIABANK (www.iberiabank.com), reported operating results for the first quarter ended March 31, 2013. For the quarter, the Company reported income available to common shareholders of $717,000, or $0.02 fully diluted earnings per share. As announced on April 15, 2013, the results for the first quarter of 2013 were materially affected by increased costs related to the adoption of a new accounting standard ($0.12 per share after-tax) and, an impairment charge and other factors related to, and impacting, loans acquired in failed bank acquisitions and the related FDIC loss share protection ($0.70 per share after-tax). In addition, the Company incurred conversion and process improvement costs equal to $0.02 per share on an after-tax basis. The negative impact of these items on the first quarter of 2013 totaled $38 million on a pre-tax basis, or $0.84 per share on an after-tax basis. Excluding those items, EPS in the first quarter of 2013 was $0.86 per share on a non-GAAP operating basis excluding the adoption of the new accounting standard (refer to press release supplemental table).

Daryl G. Byrd, President and Chief Executive Officer, commented, “Adoption of the new accounting standard and seasonal influences masked a quarter of favorable progress in further strengthening our franchise. We are very pleased with the solid core client growth and exceptional asset quality improvements we achieved in the first quarter. Our balance sheet liquidity remains stout, as evidenced by our holding, on average, nearly $3 billion in cash equivalents and liquid, marketable investment securities during the first quarter. We believe our strong capital position and recently completed investments in infrastructure provide us a competitive advantage to capitalize on future revenue enhancements and acquisition opportunities. We are also well along the way in executing on our earnings improvement initiatives that we detailed today, and we believe will significantly benefit our operating efficiencies and profitability.”

Byrd continued, “Seasonal influences weighed on our noninterest income and partially masked good core loan growth in the first quarter. As we continue to diversify and expand our lending base, these seasonal influences are expected to have a diminishing impact, as other markets continue to experience strong consistent growth. For example, during the first quarter, our Houston market crossed the $1 billion mark in loans outstanding and the $500 million deposit threshold. We are very pleased with the continued client growth in our markets. As evidenced by our phenomenal asset quality statistics, this growth has been achieved with very prudent underwriting standards.”

Highlights for the First Quarter of 2013 and March 31, 2013:

•

On April 15, 2013, the Company disclosed an impairment charge associated with its indemnification assets from prior FDIC-assisted acquisitions that would be taken as of March 31, 2013, and accelerated indemnification asset (“IA”) amortization in each of the eight quarters beginning with the first quarter of 2013. Accordingly, results for the first quarter of 2013 include a pre-tax $32 million impairment charge shown in “Other Noninterest Expense.” In addition, the financial statements for the first quarter of 2013 reflect $5.5 million in accelerated IA amortization that is shown as a reduction in net interest income and reduced the net interest margin by 19 basis points during the first quarter of 2013.

•

Today the Company issued a separate press release providing details on ongoing operating improvement initiatives that commenced in the second quarter of 2012. These Company initiatives are currently expected to achieve aggregate annual run-rate benefits of approximately $21 million, of which 92% are targeted expense reductions. In 2013, implementation costs are projected to total nearly $4 million, with approximately $11 million in aggregate pre-tax earnings improvements. Full run-rate benefits are expected to be achieved by the first quarter of 2014, resulting in approximately $21 million of annual pre-tax earnings improvements in 2014 and beyond. Additional details regarding the projected results of the initiatives are provided in the supplemental presentation available on the Company’s website. The Company will report on a quarterly basis regarding its progress in achieving the targeted earnings enhancements.

•	Loan growth of $185 million, or 2%, between quarter-ends (10% annualized rate), excluding loans and other assets covered under FDIC loss share agreements (“Covered Assets”).

•

Total deposits decreased $62 million, or 1%, between quarter ends. Seasonal deposits declined approximately $115 million during the first quarter. Excluding the decline in those temporary deposits, total deposits increased $53 million, or less than 1%, since year-end 2012.

•

The net interest margin declined 32 basis points on a linked quarter basis. The accelerated IA amortization accounted for 19 basis points of the margin decline, 8 basis points due to changes in covered loan yield, 2 basis points associated with the additional liquidity added during the first quarter, and 3 basis points due to all other factors.

•

Legacy asset quality improved considerably during the first quarter of 2013. Nonperforming assets (“NPAs”), excluding Covered Assets and impaired loans acquired in acquisitions, equated to 0.83% of total assets at March 31, 2013, compared to 0.85% at December 31, 2012. On that basis, loans past due 30 days or more declined $8 million, or 9%, to 1.13% of total loans at March 31, 2013, compared to 1.27% at year-end 2012. Classified assets excluding Covered Assets decreased $18 million, or 8%, during the first quarter, and decreased from 1.99% of total assets at December 31, 2012, to 1.84% at March 31, 2013.

•

The Company recorded a negative loan loss provision in the first quarter of 2013 totaling $3 million, compared to a $5 million loan loss provision in the fourth quarter of 2012. The provision improvement was driven by improved asset quality, slower loan growth, and favorable net charge-off levels. Net charge-offs totaled $1.2 million in the first quarter of 2013, or an annualized 0.06% of average loans. Over the last five quarters, net charge-offs averaged 0.07% of average loans.

•	Capital ratios remained strong. At March 31, 2013, the Company’s tangible common equity ratio was 8.75%, tier 1 common ratio was 11.39%, and total risk based capital ratio was 13.80%.

Table A - Summary Financial Results

	For the Quarter Ended:
Selected Financial Data	3/31/2012	12/31/2012	3/31/2013	% Change
Net Income ($ in thousands)	$19,393	$23,208	$717	-97%

Per Share Data:
Fully Diluted Earnings	$0.66	$0.79	$0.02	-97%
Operating Earnings (Non-GAAP) (1)	0.62	0.80	0.86	7%
Pre-provision Operating Earnings (Non-GAAP)	0.68	0.91	0.66	-27%
Tangible Book Value	37.23	37.34	36.93	-1%

	As of and for the Quarter Ended:			Basis Point
Key Ratios	3/31/2012	12/31/2012	3/31/2013	Change
Return on Average Assets	0.67%	0.73%	0.02%	(71	) bps
Return on Average Common Equity	5.21%	6.02%	0.19%	(583	) bps
Return on Average Tangible Common Equity (Non-GAAP)	7.43%	8.62%	0.55%	(807	) bps
Net Interest Margin (TE) (2)	3.59%	3.55%	3.23%	(32	) bps
Tangible Efficiency Ratio (TE) (2) (Non-GAAP)	74.6%	73.2%	102.4%	2,924	bps
Tangible Common Equity Ratio (Non-GAAP)	9.64%	8.66%	8.75%	9	bps
Tier 1 Leverage Ratio	10.51%	9.70%	9.37%	(33	) bps
Tier 1 Common Ratio (Non-GAAP)	13.48%	11.74%	11.39%	(35	) bps
Total Risk Based Capital Ratio	16.10%	14.19%	13.80%	(39	) bps
Net Charge-Offs to Average Loans (3)	0.09%	0.01%	0.06%	5	bps
Nonperforming Assets to Total Assets (3)	0.83%	0.85%	0.83%	(2	) bps

	For Quarter Ended:
	GAAP		Non GAAP
Adjusted Selected Key Ratios	3/31/2013	Adjustments (4)	3/31/2013
Return on Average Assets	0.02%	0.78%	0.80%
Return on Average Common Equity	0.19%	6.42%	6.61%
Return on Average Tangible Common Equity (Non-GAAP)	0.55%	8.91%	9.46%
Net Interest Margin (TE) (2)	3.23%	0.19%	3.42%
Tangible Efficiency Ratio (TE)(2) (Non-GAAP)	102.4%	(25.6%)	76.8%

(1)	Excludes the impact of the adoption of the new accounting standard.
(2)	Fully taxable equivalent basis.
(3)	Excluding FDIC Covered Assets and acquired impaired loans.
(4)

Adjusted results exclude the income statement impact of the additional amortization and impairment of the Company’s indemnification asset, net of tax where applicable, without adjustment to any balance sheet accounts

Refer to press release supplemental table for a reconciliation of GAAP and non-GAAP measures.

Operating Results

On a linked quarter basis, average earning assets increased $437 million, or 4%. Also on a linked quarter basis, the average earning asset yield declined 36 basis points, approximately half of which was due to accelerated IA amortization and the other half due to a reduction in average earning asset yields. The cost of interest bearing liabilities decreased seven basis points, and the tax-equivalent net interest margin declined 32 basis points. The accelerated IA amortization accounted for approximately 19 basis points of the margin decline. Tax-equivalent net interest income decreased $7.1 million, or 7%, of which $5.5 million of the decline was associated with the accelerated IA amortization. The decline in the margin more than offset the benefit of strong growth in average earning assets in the first quarter of 2013.

Table B - Quarterly Average Yields/Cost (1)

	For Quarter Ended:			Basis Point
	3/31/2012	12/31/2012	3/31/2013	Change
Investment Securities	2.51%	2.09%	1.92%	(17	) bps
Covered Loans, net of loss share receivable	7.45%	7.68%	5.35%	(233	) bps
Noncovered Loans	4.78%	4.52%	4.44%	(8	) bps

Loans & Loss Share Receivable	4.87%	4.70%	4.36%	(34	) bps
Mortgage Loans Held For Sale	3.58%	2.96%	2.97%	1	bps
Other Earning Assets	0.71%	0.61%	0.52%	(9	) bps

Total Earning Assets	4.25%	4.06%	3.70%	(36	) bps

Interest Bearing Deposits	0.72%	0.53%	0.47%	(6	) bps
Short-Term Borrowings	0.25%	0.21%	0.19%	(2	) bps
Long-Term Borrowings	2.92%	3.17%	3.16%	(1	) bps

Total Interest Bearing Liabilities	0.82%	0.65%	0.58%	(7	) bps

Net Interest Spread	3.43%	3.41%	3.12%	(29	) bps
Net Interest Margin	3.59%	3.55%	3.23%	(32	) bps

(1)	Earning asset yields are shown on a fully taxable equivalent basis.

The 17 basis point decline in average investment yield was the result of cash flows reinvested at lower interest rates and additional investment purchases with relatively short durations. During the first quarter of 2013, the Company purchased approximately $225 million in securities with a weighted average duration of less than one month and a yield of less than 10 basis points. The covered loan yield (net of loss share receivable) decreased 233 basis points due primarily to the previously mentioned accelerated IA amortization. The non-covered loan yield declined eight basis points primarily due to a 10 basis point decline in the commercial loan portfolio yield.

For the second quarter of 2013, the Company projects the prospective yield on the covered loan portfolio net of the FDIC IA to approximate 5.40% and projects the average balance of the net covered loan portfolio to decline approximately $135 million, based on current FDIC loss share accounting assumptions and estimates. The IA amortization is projected to decline from approximately $28 million in the first quarter of 2013 to approximately $15 million in the second quarter of 2013, and decline thereafter at a rate of approximately $2 million per quarter.

The Company recorded a $3.4 million negative loan loss provision in the first quarter of 2013, as a result of significantly improved asset quality conditions in the legacy loan portfolio and acquired performing portfolio. The Company reported net charge-offs of $1.2 million in the first quarter of 2013, or 0.06% of average loans on an annualized basis.

Aggregate noninterest income decreased $6 million, or 12%, on a linked quarter basis. The primary changes in noninterest income on a linked quarter basis were:

•	Increased gains on the sale of investment securities equal to $2.4 million; offset by

•	Decreased mortgage income of $4.0 million, or 17%;

•	Decreased deposit service charge income of $0.5 million, or 7%;

•	Decreased title revenue of $0.5 million, or 9%; and

•	Decreased capital markets revenues of $0.3 million, or 17%.

In addition, the Company recorded a $2.2 million gain associated with the redemption of a business investment acquired in the acquisition of OMNI Bancshares, Inc. in the fourth quarter of 2012 and no similar gains were recorded in 2013. The $4 million decline in mortgage income was the result of a lower net valuation of derivatives and mortgage loans held for sale due primarily to the changing interest rate environment and lower origination volumes. Title revenue was lower on a linked quarter basis due to seasonality influences. Assets under management at IBERIA Wealth Advisors were $1.1 billion at March 31, 2013.

In the first quarter of 2013, the Company originated $546 million in residential mortgage loans, down $131 million, or 19%, on a linked quarter basis (up $92 million compared to the same quarter last year). The decline in origination volume was consistent with historical seasonal trends. Client loan refinancing opportunities accounted for approximately 40% of mortgage loan applications in the first quarter of 2013, compared to 47% in the fourth quarter of 2012 and approximately 36% between March 31, 2013, and April 12, 2013. The Company sold $616 million in mortgage loans during the first quarter of 2013, up $5 million, or less than 1%, on a linked quarter basis. Margins on the sale of mortgage loans were fairly stable on a linked quarter basis. The mortgage origination pipeline was approximately $281 million at March 31, 2013, compared to $241 million at December 31, 2012, and approximately $322 million at April 21, 2013. Mortgage loan repurchases and make-whole payments were approximately $0.1 million in the first quarter of 2013, unchanged compared to the fourth quarter of 2012.

Noninterest expense increased $31.5 million, or 28%, on a linked quarter basis. The increase in expense is attributable to the previously disclosed $31.8 million IA impairment charge. One-time acquisition and conversion costs associated with the Florida Gulf transaction in the first quarter of 2013 were $0.2 million, or less than $0.01 per share. Excluding the aforementioned non-operating expenses, other changes in noninterest expense on a linked quarter basis were:

•	FHLB debt extinguishment costs of $2.3 million;

•	Increased payroll tax expense of $1.9 million, or 72%; and

•	Increased franchise and share taxes of $1.1 million; offset by

•	Decreased mortgage commissions of $1.4 million, or 25%;

•	Decreased marketing and business development expense of $1.5 million, or 33%;

•	Decreased legal and professional expenses of $1.0 million, or 19%;

•	Decreased OREO expense of $0.9 million, or 49%;

•	Decreased credit and loan-related expense of $0.6 million, or 15%; and

•	Decreased FDIC insurance premium expense of $0.5 million, or 20%.

Loans

In the first quarter of 2013, total loans increased $96 million, or 1%. The loan portfolio associated with FDIC-assisted acquisitions decreased $89 million, or 8%, compared to December 31, 2012. Excluding loans associated with FDIC-assisted transactions, total loans increased $185 million, or 2%, over that period (10% annualized rate). The Company experienced several large commercial loan pay-downs during the first quarter of 2013. In addition, in the first quarter of each year the Company has historically experienced slower loan growth than other quarters of the year. Legacy commercial loans increased $113 million, or 2% (which includes $44 million in business banking loan growth, up 7%), legacy consumer loans increased $61 million, or 4%, and legacy mortgage loans increased $11 million, or 4%, during the quarter. Loan origination growth during the first quarter of 2013 was strongest in the Houston, Lafayette, New Orleans, Baton Rouge, and Mobile markets. Loans and commitments originated during the first quarter of 2013 totaled $873 million, with 57% fixed rate and 43% floating rate. Energy-related loans outstanding totaled $632 million at March 31, 2013, equal to approximately 7% of total loans. The Company had no student loans outstanding at March 31, 2013.

Table C - Period-End Loans ($ in Millions)

	Period-End Balances ($ Millions)
				% Change			Mix
	3/31/12	12/31/12	3/31/13	Year/Year	Qtr/Qtr	Annualized	12/31/12	3/31/13
Commercial	$4,601	$5,442	$5,555	21%	2%	8%	64%	65%
Consumer	1,353	1,674	1,735	28%	4%	14%	20%	20%
Mortgage	263	290	301	15%	4%	16%	3%	3%

Non-FDIC Loans	$6,217	$7,406	$7,591	22%	2%	10%	87%	88%
Covered Assets	1,261	1,093	1,004	-20%	-8%	-32%	13%	12%

Total Loans	$7,478	$8,499	$8,595	15%	1%	5%	100%	100%

Deposits

Total deposits decreased $62 million, or 1%, from December 31, 2012 to March 31, 2013. Noninterest bearing deposits increased $4 million, or less than 1%, and equated to 19% of total deposits at March 31, 2013. NOW accounts decreased $43 million, or 2%, and money market and savings account volume increased $53 million, or 1%, at March 31, 2013. Deposit growth in the first quarter was driven by commercial and retail client growth, partially offset by reduced levels of seasonal deposits. By year-end 2012, the Company received an influx of approximately $140 million in seasonal client deposits (primarily NOW accounts). Seasonal deposits decreased $115 million during the first quarter of 2013. Excluding the estimated seasonal decline in deposits, deposits increased $53 million, or less than 1%, during the first quarter of 2013. Period-end deposit growth during the first quarter of 2013 was strongest in the Little Rock, Birmingham, Naples, Lake Charles, and Fort Myers markets.

Table D - Period-End Deposits ($ in Millions)

	Period-End Balances ($ Millions)
				% Change			Mix
	3/31/12	12/31/12	3/31/13	Year/Year	Qtr/Qtr	Annualized	12/31/12	3/31/13
Noninterest	$1,607	$1,968	$1,972	23%	0%	1%	18%	19%
NOW Accounts	1,967	2,523	2,480	26%	-2%	-7%	24%	23%
Savings/MMkt	3,503	4,103	4,156	19%	1%	5%	38%	39%
Time Deposits	2,384	2,154	2,078	-13%	-4%	-14%	20%	19%

Total Deposits	$9,461	$10,748	$10,686	13%	-1%	-2%	100%	100%

On an average balance and linked quarter basis, noninterest-bearing deposits increased $10 million, or less than 1%, and interest-bearing deposits increased $378 million, or 5%. The rate on average interest-bearing deposits in the first quarter of 2013 was 0.47%, a decrease of six basis points on a linked quarter basis. Approximately $1.5 billion in time deposits are scheduled to re-price over the next 12 months at a weighted average cost of 0.75%. An additional $0.2 billion in time deposits are scheduled to re-price the following 12 months at a weighted average cost of 1.17%. During the first quarter of 2013, new and re-priced time deposits were booked at an average cost of 0.45%. The Company experienced a time deposit retention rate of 93% in the first quarter of 2013 with an average 22 basis point reduction in rate.

Other Assets And Funding

The Company maintained a strong liquidity position in the first quarter of 2013. Total cash and equivalents averaged $850 million in the first quarter of 2013, up $205 million, or 32%, on a linked quarter basis. The Company increased its investment portfolio by $139 million on a linked quarter basis. The investment portfolio equated to $2.1 billion, or 17% of total assets at March 31, 2013, up compared to 15% at December 31, 2012. The investment portfolio had a modified duration of 3.1 years at March 31, 2013, up slightly compared to 2.8 years at December 31, 2012. The lengthening of the modified duration was the result of slowing prepayment speeds as interest rates increased during the first quarter of 2013. The unrealized gain in the portfolio decreased from $44 million at December 31, 2012, to $40 million at March 31, 2013. The average yield on investment securities declined 17 basis points on a linked quarter basis to 1.92% in the first quarter of 2012. The Company holds in its investment portfolio primarily government agency and municipal securities. Municipal securities comprised only 9% of total investments at March 31, 2013. The Company holds no sovereign debt or derivative exposure to foreign counterparties.

As a result of strong deposit growth, the Company paid off $90 million in long-term FHLB borrowings near the end of the first quarter. The debt was scheduled to mature in May 2014 and had an effective rate of 2.54%. The Company incurred a prepayment penalty of $2.3 million on the extinguishment of the debt. On a linked quarter basis, average long-term debt decreased $12 million, or 3%, and the cost of debt decreased one basis point to 3.16%. The cost of average interest bearing liabilities was 0.58% in the first quarter of 2013, a decrease of seven basis points on a linked quarter basis. For the month of March 2013, the average cost of interest bearing liabilities was 0.56%.

Asset Quality

Excluding $505 million in NPAs which were Covered Assets or acquired impaired loans marked to fair value, NPAs at March 31, 2013 were $96 million, down $3 million, or 3%, compared to December 31, 2012. The decrease in NPAs was primarily attributable to the resolution of problem credits. NPAs equated to 0.83% of total assets at March 31, 2013, compared to 0.85% of total assets at December 31, 2012. Loans past due 30 days or more (including nonaccruing loans) decreased $8 million, or 9%, and represented 1.13% of total loans at March 31, 2013, down compared to 1.27% at December 31, 2012. Classified assets declined $18 million, or 8%, during the first quarter of 2013.

Table E - Asset Quality Summary

Excludes the impact of all FDIC-assisted acquisitions and impaired loans

	For Quarter Ended:			% or Basis Point Change
($ thousands)	3/31/2012	12/31/2012	3/31/2013	Year/Year		Qtr/Qtr
Nonperforming Assets	$82,238	$98,510	$96,001	17%		-3%
Past Due Loans	79,928	93,358	85,399	7%		-9%
Classified Assets	194,034	231,586	213,589	10%		-8%

Nonperforming Assets/Assets	0.83%	0.85%	0.83%	(0	) bps	(2	) bps
NPAs/(Loans + OREO)	1.33%	1.34%	1.27%	(6	) bps	(7	) bps
Classified Assets/Total Assets	1.96%	1.99%	1.84%	(12	) bps	(15	) bps
(Past Dues & Nonaccruals)/Loans	1.29%	1.27%	1.13%	(16	) bps	(14	) bps

Provision For Credit Losses	$1,004	$362	$(3,941)	-493%		-1190%
Net Charge-Offs/(Recoveries)	1,339	91	1,170	-13%		1180%

Provision Less Net Charge-Offs	$(335)	$270	$(5,111)	-1424%		-1990%

Net Charge-Offs/Average Loans	0.09%	0.01%	0.06%	(3)		5
Reserve For Credit Losses/Loans	1.22%	1.08%	0.99%	(23)		(9)

Excluding Covered Assets and acquired impaired loans, troubled debt restructurings at March 31, 2013, totaled $19 million, or 0.25% of total loans (compared to 0.24% of total loans at December 31, 2012). All but $2 million of the Company’s troubled debt restructurings were included in NPAs at March 31, 2013.

Capital Position

The Company maintains favorable capital strength. At March 31, 2013, the Company reported a tangible common equity ratio of 8.75%, up nine basis points compared to December 31, 2012. At that date, the Company’s preliminary Tier 1 leverage ratio was 9.37%, down 33 basis points compared to December 31, 2012. The Company’s preliminary total risk-based capital ratio at March 31, 2013 was 13.80%, down 39 basis points compared to December 31, 2012. The declines in these capital ratios were primarily the result of the IA impairment charge and related costs.

On October 26, 2011, the Company announced a share repurchase program totaling 900,000 shares of common stock. No shares were repurchased under this program during the first quarter of 2013. A total of 46,692 shares remain under the currently authorized share repurchase program.

At March 31, 2013, book value per share was $51.33, down $0.55 per share compared to December 31, 2012. Tangible book value per share was $36.93, down $0.41 per share compared to December 31, 2012. Based on the closing stock price of the Company’s common stock of $49.13 per share on April 25, 2013, this price equated to 0.96 times March 31, 2013 book value and 1.33 times March 31, 2013 tangible book value per share.

On March 19, 2013, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.77%.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 276 combined offices, including 181 bank branch offices and two LPOs in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 21 title insurance offices in Arkansas and Louisiana, mortgage representatives in 62 locations in 12 states, nine locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, L.L.C. office in New Orleans. During the first quarter of 2013, four bank branch offices were closed and no branch offices were opened.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.5 billion, based on the NASDAQ closing stock price on April 25, 2013.

The following 10 investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods

•	Oppenheimer & Co., Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Friday, April 26, 2013, beginning at 8:00 a.m. Central Time by dialing 1-800-288-8968. The confirmation code for the call is 290483. A replay of the call will be available until midnight Central Time on May 3, 2013 by dialing 1-800-475-6701. The confirmation code for the replay is 290483. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release. Refer to press release supplemental table for this reconciliation.

Forward Looking Statements

To the extent that statements in this press release and the accompanying PowerPoint presentation relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the level of market volatility, our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and refinements to purchase accounting adjustments for, acquired businesses and assets and assumed liabilities in these transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in acquisitions, actual results deviating from the Company’s current estimates and assumptions of timing and amounts of cash flows, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational systems or infrastructure and those of third-party providers of those services, hurricanes and other adverse weather events, the modest trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and at the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this release and the accompanying PowerPoint presentation is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.

Table 1 - IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended March 31,			For The Quarter Ended December 31,
	2013	2012	% Change	2012	% Change
Income Data (in thousands):
Net Interest Income	$92,871	$91,861	1%	$99,990	(7%)
Net Interest Income (TE) (1)	95,335	94,233	1%	102,439	(7%)
Net Income	717	19,393	(96%)	23,208	(97%)
Earnings Available to Common Shareholders- Basic	717	19,393	(96%)	23,208	(97%)
Earnings Available to Common Shareholders- Diluted	697	19,029	(96%)	22,780	(97%)

Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.02	$0.66	(96%)	$0.79	(97%)
Earnings Available to Common Shareholders - Diluted	0.02	0.66	(96%)	0.79	(97%)
Operating Earnings (Non-GAAP) (2)	0.86	0.62	39%	0.80	7%
Book Value	51.33	50.67	1%	51.88	(1%)
Tangible Book Value (3)	36.93	37.23	(1%)	37.34	(1%)
Cash Dividends	0.34	0.34	—	0.34	—
Closing Stock Price	50.02	53.47	(6%)	49.12	2%

Key Ratios: (4)
Operating Ratios:
Return on Average Assets	0.02%	0.67%		0.73%
Return on Average Common Equity	0.19%	5.21%		6.02%
Return on Average Tangible Common Equity (3)	0.55%	7.43%		8.62%
Net Interest Margin (TE) (1)	3.23%	3.59%		3.55%
Efficiency Ratio	105.5%	77.3%		75.5%
Tangible Efficiency Ratio (TE) (1) (3)	102.4%	74.6%		73.2%
Full-time Equivalent Employees	2,718	2,591		2,697

Capital Ratios:
Tangible Common Equity Ratio (Non-GAAP)	8.75%	9.64%		8.66%
Tangible Common Equity to Risk-Weighted Assets	11.64%	13.80%		12.01%
Tier 1 Leverage Ratio	9.37%	10.51%		9.70%
Tier 1 Capital Ratio	12.54%	14.84%		12.92%
Total Risk Based Capital Ratio	13.80%	16.10%		14.19%
Common Stock Dividend Payout Ratio	N/M	51.8%		43.2%

Asset Quality Ratios:
Excluding FDIC Covered Assets and acquired impaired loans
Nonperforming Assets to Total Assets (5)	0.83%	0.83%		0.85%
Allowance for Credit Losses to Loans	0.99%	1.22%		1.08%
Net Charge-offs to Average Loans	0.06%	0.09%		0.01%
Nonperforming Assets to Total Loans and OREO (5)	1.27%	1.33%		1.34%

	For The Quarter Ended		For The Quarter Ended
	March 31,		December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
	End of Period	Average	Average	Average	Average
Balance Sheet Summary (in thousands):
Excess Liquidity (6)	$443,358	$629,406	$432,752	$238,203	$294,171
Total Investment Securities	2,149,990	2,096,229	1,957,542	2,005,975	2,048,001
Loans, Net of Unearned Income	8,594,975	8,543,538	8,384,218	8,016,829	7,592,677
Loans, Net of Unearned Income, Excluding Covered Loans and SOP 03-3	7,532,774	7,454,309	7,212,648	6,810,490	6,400,351
Total Assets	12,951,199	13,075,008	12,692,665	12,182,554	11,817,101
Total Deposits	10,686,267	10,703,883	10,315,944	9,705,957	9,463,392
Total Shareholders’ Equity	1,524,070	1,531,068	1,533,561	1,519,338	1,504,102

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Excludes the impact of the adoption of the new accounting standard.
(3)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(6)	Excess Liquidity includes interest-bearing deposits in banks and fed funds sold, but excludes liquidity sources and uses from off-balance sheet arrangements.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 2 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	March 31,			December 31,
BALANCE SHEET (End of Period)	2013	2012	% Change	2012	% Change
ASSETS
Cash and Due From Banks	$183,158	$196,572	(6.8%)	$248,214	(26.2%)
Interest-bearing Deposits in Banks	443,358	396,209	11.9%	722,763	(38.7%)

Total Cash and Equivalents	626,516	592,781	5.7%	970,977	(35.5%)
Investment Securities Available for Sale	1,951,548	1,811,023	7.8%	1,745,004	11.8%
Investment Securities Held to Maturity	198,442	190,084	4.4%	205,062	(3.2%)

Total Investment Securities	2,149,990	2,001,107	7.4%	1,950,066	10.3%
Mortgage Loans Held for Sale	188,037	128,125	46.8%	267,475	(29.7%)
Loans, Net of Unearned Income	8,594,975	7,478,306	14.9%	8,498,580	1.1%
Allowance for Credit Losses	(189,725)	(177,192)	7.1%	(251,603)	(24.6%)

Loans, Net	8,405,250	7,301,114	15.1%	8,246,977	1.9%
Loss Share Receivable	284,471	537,448	(47.1%)	423,069	(32.8%)
Premises and Equipment	304,353	292,403	4.1%	303,523	0.3%
Goodwill and Other Intangibles	428,522	396,908	8.0%	429,584	(0.2%)
Other Assets	564,060	541,397	4.2%	538,007	4.8%

Total Assets	$12,951,199	$11,791,283	9.8%	$13,129,678	(1.4%)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$1,971,809	$1,607,244	22.7%	$1,967,662	0.2%
NOW Accounts	2,480,305	1,966,960	26.1%	2,523,252	(1.7%)
Savings and Money Market Accounts	4,155,973	3,502,606	18.7%	4,103,183	1.3%
Certificates of Deposit	2,078,180	2,384,601	(12.8%)	2,154,180	(3.5%)

Total Deposits	10,686,267	9,461,411	12.9%	10,748,277	(0.6%)
Short-term Borrowings	—	—	—	—	—
Securities Sold Under Agreements to Repurchase	294,156	266,489	10.4%	303,045	(2.9%)
Trust Preferred Securities	111,862	111,862	0.0%	111,862	0.0%
Other Long-term Debt	211,184	317,980	(33.6%)	311,515	(32.2%)
Other Liabilities	123,660	137,911	(10.3%)	125,111	(1.2%)

Total Liabilities	11,427,129	10,295,653	11.0%	11,599,810	(1.5%)
Total Shareholders’ Equity	1,524,070	1,495,630	1.9%	1,529,868	(0.4%)

Total Liabilities and Shareholders’ Equity	$12,951,199	$11,791,283	9.8%	$13,129,678	(1.4%)

	March 31,	December 31,	September 30,	June 30,	March 31,
BALANCE SHEET (Average)	2013	2012	2012	2012	2012
ASSETS
Cash and Due From Banks	$220,746	$212,404	$192,891	$188,260	$189,182
Interest-bearing Deposits in Banks	629,406	432,752	236,653	294,171	326,810
Investment Securities	2,096,229	1,957,542	2,005,975	2,048,001	2,047,168
Mortgage Loans Held for Sale	178,387	212,432	182,543	135,273	117,186
Loans, Net of Unearned Income	8,543,538	8,384,218	8,016,829	7,592,677	7,381,188
Allowance for Credit Losses	(245,384)	(196,634)	(180,798)	(173,023)	(185,952)
Loss Share Receivable	384,319	411,328	448,746	508,443	573,776
Other Assets	1,267,767	1,278,623	1,279,715	1,223,299	1,238,723

Total Assets	$13,075,008	$12,692,665	$12,182,554	$11,817,101	$11,688,081

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$1,937,890	$1,928,361	$1,773,302	$1,640,327	$1,530,504
NOW Accounts	2,464,922	2,207,032	2,023,769	1,985,248	1,924,371
Savings and Money Market Accounts	4,170,123	3,935,675	3,701,947	3,524,641	3,481,073
Certificates of Deposit	2,130,948	2,244,876	2,206,939	2,313,176	2,445,008

Total Deposits	10,703,883	10,315,944	9,705,957	9,463,392	9,380,956
Short-term Borrowings	500	9,239	121,957	27,857	4,220
Securities Sold Under Agreements to Repurchase	292,448	262,027	245,486	245,401	219,846
Trust Preferred Securities	111,862	111,862	113,905	111,862	111,862
Long-term Debt	300,071	312,190	324,923	313,451	324,468
Other Liabilities	135,176	147,842	150,988	151,036	149,947

Total Liabilities	11,543,940	11,159,104	10,663,216	10,312,999	10,191,299
Total Shareholders’ Equity	1,531,068	1,533,561	1,519,338	1,504,102	1,496,782

Total Liabilities and Shareholders’ Equity	$13,075,008	$12,692,665	$12,182,554	$11,817,101	$11,688,081

Table 3 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Three Months Ended
	March 31,			December 31,
	2013	2012	% Change	2012	% Change
INCOME STATEMENT
Interest Income	$106,416	$109,187	(2.5%)	$114,779	(7.3%)
Interest Expense	13,545	17,326	(21.8%)	14,789	(8.4%)

Net Interest Income	92,871	91,861	1.1%	99,990	(7.1%)
(Reversal of) Provision for Credit Losses	(3,377)	2,857	(218.2%)	4,866	(169.4%)

Net Interest Income After (Reversal of ) Provision for Loan Losses	96,248	89,004	8.1%	95,124	1.2%
Service Charges	6,797	5,980	13.7%	7,295	(6.8%)
ATM / Debit Card Fee Income	2,183	2,024	7.9%	2,412	(9.5%)
BOLI Proceeds and Cash Surrender Value Income	939	951	(1.3%)	909	3.3%
Mortgage Income	18,931	13,718	38.0%	22,935	(17.5%)
Gain (Loss) on Sale of Investments, Net	2,359	2,836	(16.8%)	(4)	(59185.2%)
Title Revenue	5,021	4,533	10.8%	5,492	(8.6%)
Broker Commissions	3,534	3,060	15.5%	4,192	(15.7%)
Other Noninterest Income	4,727	4,294	10.1%	7,123	(33.6%)

Total Noninterest Income	44,491	37,396	19.0%	50,354	(11.6%)
Salaries and Employee Benefits	62,529	54,819	14.1%	60,899	2.7%
Occupancy and Equipment	15,195	12,719	19.5%	15,176	0.1%
Amortization of Acquisition Intangibles	1,183	1,290	(8.3%)	1,285	(7.9%)
Other Noninterest Expense	65,991	31,045	112.6%	36,081	82.9%

Total Noninterest Expense	144,898	99,873	45.1%	113,441	27.7%
Income (Loss) Before Income Taxes	(4,159)	26,527	(115.7%)	32,037	(113.0%)
Income Taxes	(4,876)	7,134	(168.3%)	8,829	(155.2%)

Net Income	$717	$19,393	(96.3%)	$23,208	(96.9%)

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	717	19,393	(96.3%)	23,208	(96.9%)

Earnings Allocated to Unvested Restricted Stock	(20)	(364)	(94.5%)	(428)	(95.3%)

Earnings Available to Common Shareholders - Diluted	697	19,029	(96.3%)	22,780	(96.9%)

Earnings Per Share, Diluted	$0.02	$0.66	(96.3%)	$0.79	(96.9%)

Impact of Non-Operating Expenses and New Accounting Standard (Non-GAAP)	$0.84	$(0.04)	(2063.7%)	$0.01	9742.9%

Earnings Per Share, Diluted, Excluding Non-operating Expenses (Non-GAAP)	$0.86	$0.62	39.2%	$0.80	7.5%

NUMBER OF SHARES OUTSTANDING
Basic Shares - All Classes (Average)	29,502,711	29,384,220	0.4%	29,401,395	0.3%
Diluted Shares - Common Shareholders (Average)	28,979,168	28,928,276	0.2%	28,904,317	0.3%
Book Value Shares (Period End) (1)	29,691,781	29,515,866	0.6%	29,489,745	0.7%

	2013	2012
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
INCOME STATEMENT
Interest Income	$106,416	$114,779	$111,951	$109,283	$109,187
Interest Expense	13,545	14,789	15,225	16,111	17,326

Net Interest Income	92,871	99,990	96,726	93,172	91,861
(Reversal of) Provision for Credit Losses	(3,377)	4,866	4,053	8,895	2,857

Net Interest Income After (Reversal of) Provision for Loan Losses	96,248	95,124	92,673	84,277	89,004
Total Noninterest Income	44,491	50,354	46,553	41,694	37,396
Total Noninterest Expense	144,898	113,441	109,848	109,022	99,873

Income (Loss) Before Income Taxes	(4,159)	32,037	29,378	16,949	26,527
Income Taxes	(4,876)	8,829	8,144	4,389	7,134

Net Income	$717	$23,208	$21,234	$12,560	$19,393

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	717	23,208	21,234	12,560	19,393

Earnings Allocated to Unvested Restricted Stock	(20)	(428)	(406)	(240)	(364)

Earnings Available to Common Shareholders - Diluted	$697	$22,780	$20,828	$12,320	$19,029

Earnings Per Share, Basic	$0.02	$0.79	$0.73	$0.43	$0.66

Earnings Per Share, Diluted	$0.02	$0.79	$0.73	$0.43	$0.66

Book Value Per Common Share	$51.33	$51.88	$51.44	$50.68	$50.67
Tangible Book Value Per Common Share	$36.93	$37.34	$37.07	$37.28	$37.23

Return on Average Assets	0.02%	0.73%	0.69%	0.43%	0.67%
Return on Average Common Equity	0.19%	6.02%	5.56%	3.36%	5.21%
Return on Average Tangible Common Equity	0.55%	8.62%	7.91%	4.86%	7.43%

(1)	Shares used for book value purposes exclude shares held in treasury at the end of the period.

Table 4 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	March 31,			December 31,
	2013	2012	% Change	2012	% Change
LOANS
Residential Mortgage Loans:	478,617	472,476	1.3%	477,204	0.3%
Commercial Loans:
Real Estate	3,587,692	3,263,960	9.9%	3,631,543	(1.2%)
Business	2,621,644	2,160,583	21.3%	2,537,718	3.3%

Total Commercial Loans	6,209,336	5,424,543	14.5%	6,169,261	0.6%
Consumer Loans:
Indirect Automobile	342,117	288,064	18.8%	327,985	4.3%
Home Equity	1,261,171	1,092,989	15.4%	1,251,125	0.8%
Automobile	66,240	42,458	56.0%	60,240	10.0%
Credit Card Loans	51,642	46,801	10.3%	52,628	(1.9%)
Other	185,852	110,975	67.5%	160,137	16.1%

Total Consumer Loans	1,907,022	1,581,287	20.6%	1,852,115	3.0%

Total Loans	8,594,975	7,478,306	14.9%	8,498,580	1.1%

Allowance for Credit Losses	(189,725)	(177,192)		(251,603)

Loans, Net	$8,405,250	$7,301,114		$8,246,977

	March 31,			December 31,
	2013	2012	% Change	2012	% Change
ASSET QUALITY DATA (1)
Nonaccrual Loans	$463,075	$677,619	(31.7%)	$540,867	(14.4%)
Foreclosed Assets	1,375	64	2046.4%	1,473	(6.6%)
Other Real Estate Owned	130,461	126,593	3.1%	120,063	8.7%
Accruing Loans More Than 90 Days Past Due	5,697	7,320	(22.2%)	4,404	29.3%

Total Nonperforming Assets	$600,608	$811,596	(26.0%)	$666,807	(9.9%)

Loans 30-89 Days Past Due	$33,227	$35,228	(5.7%)	$47,899	(30.6%)

Nonperforming Assets to Total Assets	4.63%	6.88%	(32.7%)	5.08%	(8.8%)
Nonperforming Assets to Total Loans and OREO	6.87%	10.67%	(35.6%)	7.74%	(11.2%)
Allowance for Credit Losses to Nonperforming Loans (2)	40.6%	25.9%	56.8%	46.1%	(12.1%)
Allowance for Credit Losses to Nonperforming Assets	31.6%	21.8%	44.9%	37.7%	(16.2%)
Allowance for Credit Losses to Total Loans	2.21%	2.37%	(6.8%)	2.96%	(25.4%)
Year to Date Charge-offs	$2,103	$2,485	(15.4%)	$10,101	N/M
Year to Date Recoveries	(893)	(790)	12.9%	(5,277)	N/M

Year to Date Net Charge-offs (Recoveries)	$1,210	$1,695	(28.6%)	$4,824	N/M

Quarter to Date Net Charge-offs (Recoveries)	$1,210	$1,695	(28.6%)	$89	1256.9%

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.06%	0.09%	(37.8%)	0.00%	1257.5%

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria, including assets acquired in FDIC-assisted transactions.
(2)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 5 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	March 31,			December 31,
	2013	2012	% Change	2012	% Change
LOANS (Ex-Covered Assets and Acquired Impaired Loans) (1)
Residential Mortgage Loans:	300,555	235,926	27.4%	289,357	3.9%
Commercial Loans:
Real Estate	2,970,535	2,523,749	17.7%	2,935,839	1.2%
Business	2,531,272	2,032,289	24.6%	2,447,196	3.4%

Total Commercial Loans	5,501,807	4,556,038	20.8%	5,383,035	2.2%
Consumer Loans:
Indirect Automobile	342,067	287,935	18.8%	327,916	4.3%
Home Equity	1,088,685	896,687	21.4%	1,072,117	1.5%
Automobile	66,237	42,445	56.1%	60,232	10.0%
Credit Card Loans	50,823	45,909	10.7%	51,722	(1.7%)
Other	182,600	108,130	68.9%	157,247	16.1%

Total Consumer Loans	1,730,412	1,381,106	25.3%	1,669,234	3.7%

Total Loans	7,532,774	6,173,070	22.0%	7,341,626	2.6%

Allowance for Credit Losses	(74,217)	(75,162)		(79,537)

Loans, Net	$7,458,557	$6,097,908		$7,262,089

	March 31,			December 31,
	2013	2012	% Change	2012	% Change
ASSET QUALITY DATA (Ex-Covered Assets and Acquired Impaired Loans) (1)
Nonaccrual Loans	$66,659	$61,160	9.0%	$70,354	(5.3%)
Foreclosed Assets	48	26	83.7%	14	254.1%
Other Real Estate Owned	26,467	17,714	49.4%	26,366	0.4%
Accruing Loans More Than 90 Days Past Due	2,827	3,338	(15.3%)	1,776	59.2%

Total Nonperforming Assets	$96,001	$82,238	16.7%	$98,510	(2.5%)

Loans 30-89 Days Past Due	$15,912	$15,429	3.1%	$21,228	(25.0%)

Troubled Debt Restructurings (2)	18,508	27,339	(32.3%)	17,710	4.5%
Current Troubled Debt Restructurings (3)	2,124	675	214.4%	2,354	(9.8%)

Nonperforming Assets to Total Assets	0.83%	0.83%	(0.3%)	0.85%	(2.3%)
Nonperforming Assets to Total Loans and OREO	1.27%	1.33%	(4.2%)	1.34%	(5.0%)
Allowance for Credit Losses to Nonperforming Loans (4)	106.8%	116.5%	(8.3%)	110.3%	(3.1%)
Allowance for Credit Losses to Nonperforming Assets	77.3%	91.4%	(15.4%)	80.7%	(4.2%)
Allowance for Credit Losses to Total Loans	0.99%	1.22%	(19.1%)	1.08%	(9.1%)
Year to Date Charge-offs	$2,063	$2,111	(2.3%)	$9,751	N/M
Year to Date Recoveries	(893)	(772)	15.6%	(5,296)	N/M

Year to Date Net Charge-offs (Recoveries)	$1,170	$1,339	(12.6%)	$4,455	N/M

Quarter to Date Net Charge-offs (Recoveries)	$1,170	$1,339	(12.6%)	$91	1180.4%

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.06%	0.09%	(28.5%)	0.01%	1172.8%

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria, excluding assets acquired in FDIC-assisted transactions and acquired impaired loans.
(2)	Troubled debt restructurings meeting past due and nonaccruing criteria are included in loans past due and nonaccrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due or on nonaccrual status for the respective periods.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 6 - Non-Covered and Net Covered Loan Portfolio Volumes And Yields ($ in Millions)

	1Q 2012		2Q 2012		3Q 2012		4Q 2012		1Q 2013
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Non Covered Loans	$6,088	4.78%	$6,374	4.68%	$6,863	4.55%	$7,272	4.52%	$7,504	4.44%

FDIC Covered Loans	$1,293	15.97%	$1,219	16.66%	$1,154	18.88%	$1,112	17.53%	$1,039	16.05%

Covered Loans, net of Indemnification Asset Amortization	$1,867	7.45%	$1,727	7.44%	$1,603	7.60%	$1,523	7.68%	$1,424	5.35%

Table 7 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2013			December 31, 2012		March 31, 2012
	Interest	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	7,458	$472,112	6.32%	$433,164	7.70%	$470,429	7.20%
Commercial Loans (TE) (1)	88,437	6,205,785	5.80%	6,101,343	6.13%	5,362,517	6.82%
Consumer and Other Loans	27,172	1,865,641	5.91%	1,849,711	6.28%	1,548,242	6.33%

Total Loans	123,067	8,543,538	5.85%	8,384,218	6.25%	7,381,188	6.74%
Loss Share Receivable	(27,702)	384,319	-28.83%	411,328	-26.83%	573,776	-19.26%

Total Loans and Loss Share Receivable	95,365	8,927,857	4.36%	8,795,546	4.70%	7,954,964	4.87%
Mortgage Loans Held for Sale	1,325	178,387	2.97%	212,432	2.96%	117,186	3.58%
Investment Securities (TE) (1)(2)	8,861	2,042,275	1.92%	1,896,092	2.09%	1,987,202	2.51%
Other Earning Assets	865	678,917	0.52%	486,544	0.61%	384,861	0.71%

Total Earning Assets	106,416	11,827,436	3.70%	11,390,614	4.06%	10,444,213	4.25%
Allowance for Credit Losses		(245,384)		(196,634)		(185,952)
Nonearning Assets		1,492,956		1,498,685		1,429,820

Total Assets		$13,075,008		$12,692,665		$11,688,081

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	1,944	$2,464,922	0.32%	$2,207,032	0.34%	$1,924,371	0.40%
Savings and Money Market Accounts	3,556	4,170,123	0.35%	3,935,675	0.43%	3,481,073	0.51%
Certificates of Deposit	4,654	2,130,948	0.89%	2,244,876	0.90%	2,445,008	1.26%

Total Interest-bearing Deposits	10,154	8,765,993	0.47%	8,387,583	0.53%	7,850,452	0.72%
Short-term Borrowings	141	292,948	0.19%	271,266	0.21%	224,066	0.25%
Long-term Debt	3,250	411,933	3.16%	424,052	3.17%	436,331	2.92%

Total Interest-bearing Liabilities	13,545	9,470,874	0.58%	9,082,901	0.65%	8,510,849	0.82%
Noninterest-bearing Demand Deposits		1,937,890		1,928,361		1,530,504
Noninterest-bearing Liabilities		135,176		147,842		149,946

Total Liabilities		11,543,940		11,159,104		10,191,299
Shareholders’ Equity		1,531,068		1,533,561		1,496,782

Total Liabilities and Shareholders’ Equity		$13,075,008		$12,692,665		$11,688,081

Net Interest Spread		$92,871	3.12%	$99,990	3.41%	$91,861	3.43%
Tax-equivalent Benefit		2,464	0.08%	2,449	0.08%	2,372	0.09%
Net Interest Income (TE) / Net Interest Margin (TE) (1)		$95,335	3.23%	$102,439	3.55%	$94,233	3.59%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

Table 8 - IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands, except per share data)

	For The Quarter Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net Interest Income (GAAP)	$92,871	$99,990	$91,861
Effect of Tax Benefit on Interest Income	2,464	2,449	2,372

Net Interest Income (TE) (Non-GAAP) (1)	95,335	102,439	94,233

Noninterest Income (GAAP)	44,491	50,354	37,396
Effect of Tax Benefit on Noninterest Income	506	489	512

Noninterest Income (TE) (Non-GAAP) (1)	44,997	50,843	37,908

Taxable Equivalent Revenues (Non-GAAP) (1)	140,332	153,282	132,141

Securities Losses (Gains)	(2,359)	4	(2,836)
Impact of New Accounting Standard	5,453	—	—
Other noninterest income	—	(2,196)	—

Taxable Equivalent Operating Revenues (Non-GAAP) (1)	$143,426	$151,090	$129,305

Total Noninterest Expense (GAAP)	$144,898	$113,441	$99,873
Less Intangible Amortization Expense	(1,183)	(1,285)	(1,290)

Tangible Noninterest Expense (Non-GAAP) (2)	143,715	112,156	98,583

Merger-related expenses	157	1,183	500
Severance expenses	97	370	219
Occupancy expenses and branch closure expenses	375	711	—
Impairment of indemnification asset	31,813	—	—
Debt prepayment	2,307	—	—
Professional expenses and litigation settlements	—	339	220

Tangible Operating Noninterest Expense (Non-GAAP) (2)	$108,966	$109,553	$97,644

Return on Average Common Equity (GAAP)	0.19%	6.02%	5.21%
Effect of Intangibles (2)	0.36%	2.60%	2.22%
Effect of Non Operating Revenues and Expenses	9.04%	0.09%	-0.53%

Operating Return on Average Tangible Common Equity (Non-GAAP) (2)	9.59%	8.71%	6.90%

Efficiency Ratio (GAAP)	105.5%	75.5%	77.3%
Effect of Tax Benefit Related to Tax Exempt Income	(2.2%)	(1.5%)	(1.7%)

Efficiency Ratio (TE) (Non-GAAP) (1)	103.3%	74.0%	75.6%
Effect of Amortization of Intangibles	(0.8%)	(0.8%)	(1.0%)
Effect of Non-Operating Items and New Accounting Standard	(26.5%)	(0.7%)	0.9%

Tangible Operating Efficiency Ratio (TE)(Non-GAAP) (1) (2)	76.0%	72.5%	75.5%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

Table 9 - IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)

(dollars in thousands)

	For The Quarter Ended
	March 31, 2013			December 31, 2012			March 31, 2012
	Dollar Amount			Dollar Amount			Dollar Amount
	Pre-tax	After-tax (2)	Per share	Pre-tax	After-tax (2)	Per share	Pre-tax	After-tax (2)	Per share
Net Income (Loss) (GAAP)	$(4,159)	$717	$0.02	$32,037	$23,208	$0.79	$26,527	$19,393	$0.66
Noninterest income adjustments
Loss (Gain) on sale of investments	(2,359)	(1,533)	(0.05)	4	3	(0.00)	(2,836)	(1,843)	(0.06)
Other noninterest income	—	—	—	(2,196)	(1,427)	(0.05)	—	—	—
Noninterest expense adjustments
Merger-related expenses	157	102	0.00	1,183	769	0.03	500	325	0.01
Severance expenses	97	63	0.00	370	241	0.01	219	142	0.00
Impairment of indemnification asset	31,813	20,678	0.70	—	—	—	—	—	—
Debt prepayment	2,307	1,500	0.05	—	—	—	—	—	—
Occupancy expenses and branch closure expenses	375	244	0.01	711	462	0.02	—	—	—
Professional expenses and litigation settlements	—	—	—	339	220	0.01	220	143	0.01

Operating earnings (Non-GAAP) (3)	28,231	21,771	0.74	32,448	23,476	0.80	24,630	18,160	0.62
Covered and acquired impaired loan provision for credit losses	565	367	0.01	4,504	2,928	0.10	1,853	1,205	0.04
Other (reversal of) provision for credit losses	(3,941)	(2,562)	(0.09)	362	235	0.01	1,004	652	0.02

Pre-provision operating earnings (Non-GAAP) (3)	$24,855	$19,576	$0.66	$37,314	$26,639	$0.91	$27,487	$20,017	$0.68

Net Income (Loss) (GAAP)	$(4,159)	$717	$0.02	$32,037	$23,208	$0.79	$26,527	$19,393	$0.66
Impact of adoption of new accounting standard (4)	5,453	3,544	0.12	—	—	—	—	—	—

Earnings less impact of new accounting standard (Non-GAAP)	$1,294	$4,262	$0.14	$32,037	$23,208	$0.79	$26,527	$19,393	$0.66

Operating earnings including the impact of the adoption of new accounting standard (Non-GAAP)	$28,231	$21,771	$0.74	$32,448	$23,476	$0.80	$24,630	$18,160	$0.62
Impact of adoption of new accounting standard (4)	5,453	3,544	0.12	—	—	—	—	—	—

Operating earnings less impact of new accounting standard (Non-GAAP)	$33,684	$25,315	$0.86	$32,448	$23,476	$0.80	$24,630	$18,160	$0.62

(1)	Per share amounts may not appear to foot due to rounding
(2)	After-tax amounts estimated based on a 35% marginal tax rate
(3)	Includes the impact of the adoption of ASU 2012-06 in the three month period ending March 31, 2013
(4)	Adjustments represent additonal amortization on the Company’s loss share receivable due to the adoption of ASU 2012-06 in the three month period ending March 31, 2013. The amount included above represents the incremental amortization as calculated using the yield on the covered portfolio for the three month period ending December 31, 2012. The Company expects the additional amortization (calculated on the same basis as the amount above) over the next four quarters to be as follows:

Quarter Ended	Pre-tax Amount	After-tax Amount (2)	Per Share (5)
6/30/2013	$4,265	$2,772	$0.09
9/30/2013	3,757	2,442	0.08
12/31/2013	3,158	2,053	0.07
3/31/2014	2,723	1,770	0.06

(5)	Per share amounts have been calculated using a sharecount that is consistent with the fully diluted sharecount for the quarter ended March 31, 2013